NEWS RELEASE
April 17, 2015                                                                                   Contact:  Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE                                                                                        (301) 429-4638
Washington, DC

RADIO ONE, INC. ANNOUNCES CLOSING OF PRIVATE OFFERING OF $350 MILLION OF SENIOR SECURED NOTES,  NEW $350 MILLION CREDIT FACILITY AND PURCHASE OF MEMBERSHIP INTERESTS IN TV ONE

WASHINGTON, DC - Radio One, Inc. (the “Company” or “Radio One”) (NASDAQ: ROIAK and ROIA), announced today that it has closed its previously announced private offering of $350.0 million aggregate principal amount of 7.375% senior secured notes due 2022 (the “Notes”). The Notes were offered at an original issue price of 100.0% plus accrued interest from April 17, 2015 and will mature on April 15, 2022. Interest on the Notes accrues at the rate of 7.375% per annum and is payable semiannually in arrears on April 15 and October 15, commencing on October 15, 2015. The Notes are guaranteed, jointly and severally, on a senior secured basis by the Company’s existing and future domestic subsidiaries, including TV One, LLC (“TV One”), that guarantee any of its new $350 million senior secured credit facility entered into concurrently with the closing of the Notes (the “New Credit Facility”), other syndicated bank indebtedness or capital markets securities. The New Credit Facility matures on December 31, 2018.

The Company used the net proceeds from the private offering, along with term loan borrowings under the New Credit Facility, to refinance its existing senior secured credit facility, refinance $119.0 million in outstanding indebtedness of TV One and TV One Capital Corp., finance the previously announced purchase of the membership interests of an affiliate of Comcast Corporation (“Comcast”) in TV One and pay the related accrued interest, premiums, fees and expenses associated therewith. As a result of the Company’s acquisition of Comcast’s membership interests in TV One, the Company now owns a 99.6% interest in TV One.

The Notes and the related guarantees were offered only to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to certain persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. Any offers of the Notes were made only by means of a private offering circular.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management’s current expectations and are based upon information available to the Company at the time of this press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. Radio One does not undertake any duty to update any forward-looking statements.

SOURCE Radio One, Inc.

Peter D. Thompson, EVP and CFO 301-429-4638